Exhibit 2.1
PURCHASE AGREEMENT
Dated as of February 29, 2008
by and between
SAFEGUARD SCIENTIFICS, INC.
as Seller,
and
SAINTS CAPITAL DAKOTA, L.P.
as Purchaser

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE OF INVESTMENT INTERESTS; ASSUMPTION OF OBLIGATIONS		6
2.1	Purchase and Sale of Investment Interests	6
2.2	Exclusion of Investment Interests	6
2.3	Closing	7
2.4	Closing Deliverables	7
2.5	Escrow Reserve and Escrow Agreement	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER AND INVESTMENT INTERESTS		7
3.1	Organization	8
3.2	Authority	8
3.3	Binding Effect	8
3.4	No Conflict	8
3.5	Transfer of Investment Interests	9
3.6	Agreements and Commitments	9
3.7	Litigation; Material Adverse Change	9
3.8	Brokers and Finders	9
3.9	Full Disclosure	10
3.10	Interest	10
3.11	Fair Consideration; No Fraudulent Conveyance	10
3.12	Bonus Payments	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING MAJORITY-OWNED COMPANIES		11
4.1	Organization and Good Standing	11
4.2	No Conflict	11
4.3	Capitalization	11
4.4	Subsidiaries	12
4.5	Title to Properties; Encumbrances	12
4.6	Compliance; Permits	12
4.7	Financial Statements	13

4.8	No Material Adverse Change	13
4.9	Accounts Receivable	13
4.10	Inventory	14
4.11	Absence of Certain Changes and Events	14
4.12	No Undisclosed Liabilities	15
4.13	Taxes	15
4.14	Books and Records	16
4.15	Employee Benefit Plans	16
4.16	Legal Proceedings; Orders	17
4.17	Material Contracts	17
4.18	Insurance	19
4.19	Environmental and Safety Laws	20
4.20	Employees	20
4.21	Intellectual Property	21
4.22	Certain Payments	23
4.23	Customers; Suppliers; Vendors	23
4.24	Warranty	23
4.25	Product Liability	23
4.26	Brokers or Finders	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
5.1	Authorization	24
5.2	No Conflicts	24
5.3	Investment Representations	24
5.4	Brokers and Finders	25
5.5	Availability of Funds	25
5.6	Hart-Scott Act	26
5.7	VCOC Status	26

ARTICLE VI COVENANTS		26
6.1	Cooperation	26
6.2	Consents; Approvals and Transfer Instruments; Closing Conditions	27
6.3	Compliance with Operative Documents	28
6.4	Certain Conduct of Seller	28
6.5	Tax Matters	28

6.6	Allocation of Purchase Price	28
6.7	Public Announcement and Confidentiality	28
6.8	Bonus Payments	29
6.9	Replacement of Credit Support Obligations	29
6.10	Laureate Lease Guaranty	30
6.11	Investment Obligations of Seller	31
6.12	Conduct of Majority-Owned Companies	31
6.13	Management Rights Letter; VCOC Status	31
6.14	Severance Obligations	31
6.15	Management Agreements	32
6.16	Drag-Along	32
6.17	Capital Call	32

ARTICLE VII CONDITIONS TO CLOSING		32
7.1	Purchaser’s Conditions	32
7.2	Seller’s Conditions	33

ARTICLE VIII TERMINATION		34
8.1	By Mutual Consent	34
8.2	By Purchaser or Seller	34
8.3	Expenses Upon Termination	35

ARTICLE IX INDEMNIFICATION		35
9.1	Survival	35
9.2	Indemnification by Seller	36
9.3	Indemnification by Purchaser	37
9.4	Indemnification Procedure	38
9.5	Exclusive Remedy; Treatment of Indemnification	38

ARTICLE X MISCELLANEOUS		39
10.1	Expenses	39
10.2	Specific Performance	39
10.3	Severability	39
10.4	Notices	39
10.5	No Assignment, Binding Effect	40
10.6	Entire Agreement	40
10.7	Amendment and Waiver	40

10.8	Interpretation	40
10.9	Headings and Captions	40
10.10	Counterparts	40
10.11	Governing Law	41
10.12	Third-Party Beneficiaries	41

EXHIBITS AND SCHEDULES:

Exhibit A Investment Interests and Ownership Information
Exhibit B Operative Documents
Exhibit C Form of Escrow Agreement
Exhibit D Disclosure Schedule
Exhibit E Approvals
Exhibit F Form of Security Agreement
Exhibit G Form of Management Rights Letter
Exhibit H Required Approvals
Exhibit I Form of Seller’s Counsel’s Opinion
Exhibit J Form of Bonus Side Letter
Schedule 6.6 Allocation Schedule
Schedule 6.9 Credit Support Obligations

PURCHASE AGREEMENT
     This Purchase Agreement (the “Agreement”), dated as of February 29, 2008, is entered into by and among Safeguard Scientifics, Inc., (the “Seller”), and Saints Capital Dakota, L.P., a Delaware limited partnership (“Purchaser”). Capitalized terms not otherwise defined herein have the meanings set forth in Article I.
Witnesseth:
     Whereas, Seller is the owner, directly or indirectly of each Investment Interest (as hereinafter defined) in each of Acsis, Inc., a Delaware corporation (“Acsis”), Alliance Holdings, Inc., a Delaware corporation (“Alliance”), Laureate Pharma, Inc., a Delaware corporation (“Laureate”), Neuronyx, Inc., a Delaware corporation (“Neuronyx”), NextPoint Networks, Inc., a Delaware corporation (“NextPoint”), and ProModel Corporation, a Pennsylvania corporation (“ProModel,” and collectively with Acsis, Alliance, Laureate, Neuronyx and NextPoint, the “Companies,” and each individually, a “Company”);
     Whereas, Seller is the majority owner of each of Acsis, Alliance and Laureate (collectively, the “Majority-Owned Companies”); and
     Whereas, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s and its affiliates’ right, title and interest in, and to, all Investment Interests in the Companies upon the terms and subject to the conditions set forth in this Agreement.
     Now, Therefore, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Agreement, Purchaser and Seller hereby agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Approvals” shall mean all approvals, consents, amendments, opinions, waivers, notifications, or modifications that are required pursuant to the terms of the Operative Documents (as defined below) or any other Contract or law to which the Investment Interests are subject in order to consummate the transactions contemplated by this Agreement, including, but not limited to, (a) in the case of a third-party’s rights with respect to an Investment Interest or the transactions contemplated by this Agreement, under any Operative Document or otherwise, that were triggered by the execution of this Agreement, the expiration of such rights, and (b) all approvals, consents, amendments, opinions, waivers, notifications, or modifications that may be necessary to transfer the Investment Interests to Purchaser and which shall allow for the transfer to Purchaser of all rights and obligations afforded to Seller under such Operative Documents or other Contracts immediately prior to the Closing, including but not limited to compliance with all Transfer Restrictions.
     “Authorized Representative” shall mean a Corporate Officer.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, are authorized or obligated by law or executive order to be closed.
     “Charter Document” shall mean any memorandum of association, articles of incorporation, certificate of incorporation, certificate of formation, articles of association, operating agreement or any other governing instruments of each Company and all amendments thereof, each as currently in effect.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Contract” shall mean any enforceable agreement, contract, commitment, arrangement or understanding.
     “Corporate Officer” shall mean, with respect to any Company, a director, officer, member or other individual authorized to act on behalf of such Company.
     “Environment” shall mean soil, surface waters, groundwaters, wetlands and outdoor air.
     “Environmental Law” shall mean any federal, state, local, municipal or foreign administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty that relates to protection of the Environment.
     “Escrow Agent” shall mean The Bank of New York.
     “Escrow Reserve” shall mean an amount equal to ten million dollars ($10,000,000).
     “GAAP” shall mean generally accepted accounting principals in the United States.
     “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
     “Hart-Scott Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.
     “Investment Interest” shall mean any debt or equity interest (including an instrument convertible into or exercisable for an equity interest owned by Seller in the Companies) being purchased by Purchaser pursuant to this Agreement, as set forth on Exhibit A hereto or issued, issuable or owed to Seller pursuant to a Portfolio Investment, or as contemplated in Section 6.11, and any other instruments issued in replacement of or in respect to such interests.
     “knowledge” and words of similar effect shall mean (a) with respect to Seller, the actual knowledge of any executive officer of Seller after reasonable investigation and inquiry, and (b) with respect to any Majority-Owned Company, the actual knowledge of any of the officers of such Majority-Owned Company set forth below after reasonable investigation and inquiry:

Majority-Owned Company	Officer
Acsis.	Tonya Zweier Stuart McCutheon Steve Selfridge

Alliance	Anthony Ibarguen John Foley John Castleman

Laureate.	Robert J. Broeze Mitch Arnold Mary Joan Hampson-Carlin Mike Cavanaugh

     “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to any Majority-Owned Company (or any subsidiary of a Majority-Owned Company) or to any of their respective assets, properties or businesses.
     “Lien” shall mean any lien, pledge, claim, security interest, mortgage, hypothecation, encumbrance, charge, restriction or limitation of any kind, whether arising by Contract, operation of law or otherwise.
     “Management Agreements” shall mean any written employment agreement or other written compensatory arrangement executed after the date of this Agreement and before the first anniversary of the Closing Date between any of the key managers and employees (as identified by Purchaser) at any Majority-Owned Company and Purchaser, which agreement (i) may include the termination, replacement or amendment of any existing compensatory agreements or arrangements related to a Transaction Bonus or Retention Bonus otherwise potentially payable to such individual and (ii) shall include a release of Seller and/or any Companies, as applicable, that is no less protective of such Persons than the release required by such existing compensatory agreements or arrangements prior to the payment of any Transaction Bonus.
     “Material Adverse Change” shall mean, (a) except under circumstances in which specific reference is made to a Majority-Owned Company, any change or effect that is materially adverse to the business, financial condition, capitalization, assets, liabilities or operations of the Majority-Owned Companies taken as a whole, and (b) under circumstances in which specific reference is made to a Majority-Owned Company, any change or effect that is materially adverse to the business, financial condition, capitalization, assets, liabilities or operations of such Majority-Owned Company; provided, however, that in no event shall any of the following, on its own, be deemed a Material Adverse Change: (i) changes to governmental regulations, (ii) a decline general economic or industry-wide conditions, (iii) the effects of entering into this Agreement or the transactions contemplated hereby, (iv) the departure of any employees of any Company, (v) any fact, event or condition described with particularity in the Disclosure Schedule, the material adverse nature of which is reasonably apparent, (vi) changes or effects attributable to the fact that the prospective owner of the Companies is Purchaser or any affiliate of Purchaser, or (vii) effects relating solely to the failure of Seller or any Company to achieve projections, budgets, milestones, estimates or goals that were provided by Seller to Purchaser in connection with the transactions contemplated by this Agreement.
     “Material Company Amount” shall mean, with respect to Alliance and Laureate, $250,000, and with respect to Acsis, $100,000.
     “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Operative Documents” shall mean any Charter Document and all other Contracts, as may be amended from time to time, that govern the rights and obligations of Seller as a holder of Investment Interests and establish the rights and obligations of such Investment Interests, as set forth on Exhibit B.
     “Other Antitrust Laws” means the antitrust and competition laws of all jurisdictions other than those of the United States.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Portfolio Investment” shall mean the aggregate amount of any investment in the debt or equity securities of, or any loan made to, any Company after February 28, 2008 and prior to the Closing Date.
     “Portfolio Proceeds” shall mean all payments, dividends and other distributions (in cash or in-kind (other than additional or replacement Investment Interests in a Company)) paid, made, reserved or set-aside with respect to or in connection with the ownership of, and any proceeds from the sale, assignment, transfer, conversion, exchange, redemption, repurchase, exercise, repayment, waiver, release, compromise, settlement or satisfaction of, any Investment Interest to Seller (or any affiliate thereof), including any interest earned on, and any investment return realized on Portfolio Proceeds after the date of this Agreement and prior to the Closing Date. The value of all “in-kind” payments, dividends or other distributions paid or made to, or reserved or set-aside on behalf of Seller from or on behalf of a Company for purposes of this definition shall be the value assigned thereto as of the date of distribution by a Company’s Authorized Representative pursuant to the terms of the Operative Documents of such Company. For purposes of this definition, the amount of Portfolio Proceeds shall be determined prior to the deduction of any withholding or other tax or fee with respect thereto.
     “Purchase Price” shall mean the amount equal to one hundred million dollars ($100,000,000), less the amount of any Portfolio Proceeds, plus the amount of any Portfolio Investments, less the amount of any Transaction Bonus Offset, and less the Severance Offset, if any, as the same may be further adjusted pursuant to the provisions of this Agreement.
     “Retention Bonus” shall mean any bonus (or similar) payment in cash, securities or other consideration to any Person as a result of such Person continuing his or her employment, consultancy or other relationship with the Company following the consummation of a transaction that results in a change of control of a Majority-Owned Company, other than a Transaction Bonus.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Tax” means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, estimated, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties, additions to taxes or additional amounts, imposed with respect thereto, (ii) any liability for payments of amounts of taxes described in the immediately preceding clause (i) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another person, successor or a member of any affiliated, consolidated or combined group and (iii) any obligations under any Contracts with respect to any taxes described in clause (i) above.
     “Transaction Bonus” shall mean any bonus (or similar) payment in cash, securities or other consideration to any Person as a result of the consummation of the transaction contemplated by this Agreement (including payments to such Persons that would correspond to a release of the Escrow Reserve to Seller).
     “Transaction Bonus Offset” shall mean the product of (i) the aggregate amount of any Transaction Bonuses, if any, which are not required to be paid by Seller pursuant to Section 6.8 due to the termination of one or more of the Alliance Letters (as defined in Schedule 3.12) underlying such Transaction Bonuses in connection with such Contracts being replaced, amended or superseded by Management Agreements and (ii) 1.6.
     “Transfer Restriction” shall mean any restriction on the sale, assignment, disposition or transfer of an Investment Interest that arises out of or is based on the Operative Documents.
     “Transfer Taxes” shall mean all sales (including bulk sales), use, transfer (including real property transfers), filing, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties or similar taxes or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     “VCOC” shall mean a “venture capital operating company” within the meaning of Department of Labor Regulation Section 2510.3-101(d).
ARTICLE II
PURCHASE AND SALE OF INVESTMENT INTERESTS; ASSUMPTION OF OBLIGATIONS
     2.1 Purchase and Sale of Investment Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller all of Seller’s right, title and interest in and to the Investment Interests and all of Seller’s rights, claims and causes of action (including, without limitation, under the Operative Documents) related thereto, free and clear of all Liens except for any Transfer Restrictions that remain in effect with respect to such Investment Interests following such transfer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume from Seller all of Seller’s liabilities and obligations under each of the Operative Documents.
     2.2 Exclusion of Investment Interests.
          (a) If, prior to the Closing, any party to any Operative Document (other than Seller and its subsidiaries) shall properly exercise a “right of first refusal,” “right of first offer,” option to purchase or other right under any Operative Document to purchase some or all of the Investment Interests that are the subject of this Agreement (“ROFR Rights”), then (i) Seller shall be entitled to exclude all such Investment Interests from the transactions contemplated hereby, (ii) the Purchase Price shall be reduced by the portion allocated to such Investment Interests on the Allocation Schedule, and (ii) neither party hereto shall have any further rights or obligation hereunder with respect to such Investment Interests.
          (b) If, prior to the Closing, any party to any Operative Document (other than Seller and its subsidiaries) shall properly exercise a “Co-Sale” or similar right (“Co-Sale Right,” and such party being a “Co-Selling Party”), pursuant to which Seller must procure an opportunity for such Co-Selling Party to sell, on the same terms as conditions as set forth herein, a similar Investment Interest (of the same class and series) to those that are the subject of this Agreement, then to the extent Purchaser determines such Co-Selling Party is able to fulfill such terms and conditions (including considering factors such as likelihood of closing and creditworthiness of such Co-Selling Party), the portion of the Investment Interests owned by Seller and its subsidiaries that is the subject of such right shall be excluded from the transactions contemplated by this Agreement, and Purchaser shall purchase such portion from such Co-Selling Party at the Closing; provided, however, that in no event shall Purchaser be required (i) to purchase at the Closing more Investment Interests in the aggregate than contemplated by this Agreement, and (ii) to pay in the aggregate at Closing more than the Purchase Price for the Investment Interests contemplated hereby.
     2.3 Closing. The closing of the purchase and sale of the Investment Interests under this Agreement (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 50 Fremont Street, San Francisco, CA 94105, at 10:00 a.m., California

time, on the third Business Day after the conditions to closing set forth in Sections 7.1 and 7.2 have been satisfied or waived by the party entitled to waive such condition, or on such other date after such satisfaction or waiver and at such other time and place upon which Seller and Purchaser shall agree (which date is designated as the “Closing Date”).
     2.4 Closing Deliverables. At the Closing:
          (a) Seller shall deliver each of the documents to be delivered by Seller pursuant to Section 7.1;
          (b) Purchaser shall deliver each of the documents to be delivered by Purchaser pursuant to Section 7.2;
          (c) Purchaser shall deliver to Seller an amount equal to the Purchase Price for the Investment Interests less the Escrow Reserve by wire transfer of U.S. federal funds or other immediately available funds to an account designated by Seller, which account shall be designated by Seller to Purchaser in writing at least three (3) Business Days prior to the Closing; and
          (d) Purchaser shall deliver to the Escrow Agent the Escrow Reserve, by wire transfer of U.S. federal funds or other immediately available funds to an account designated by Escrow Agent.
     2.5 Escrow Reserve and Escrow Agreement. The Escrow Reserve shall be held by the Escrow Agent to partially secure Seller’s indemnification obligations pursuant to Article IX and the provisions of an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”) to be entered into at Closing, for a period commencing on the Closing and terminating on April 30, 2009 (the “Escrow Release Date”). The Escrow Reserve, or any portion thereof that remains on deposit with the Escrow Agent as of the Escrow Release Date, and all accrued interest on the Escrow Reserve, shall be disbursed to Seller in accordance with the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER AND INVESTMENT INTERESTS
     Seller hereby represents and warrants to Purchaser, except as set forth on the Disclosure Schedule furnished to Purchaser and attached hereto as Exhibit D (the “Disclosure Schedule”), specifically identifying the relevant sections hereof, as of the date hereof and as of the Closing Date, as follows:
     3.1 Organization. Seller is duly organized validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller is qualified to do business as a foreign corporation in each state of the United States or other jurisdiction in which it is required to be qualified, except in states and other jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on the Investment Interests.
     3.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Seller, and the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Seller, and all other acts and proceedings on the part of or on behalf of Seller that are necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been taken. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.
     3.3 Binding Effect. This Agreement has been duly authorized, executed and delivered by Seller and constitutes its valid and binding obligation, enforceable against Seller in accordance with its terms.
     3.4 No Conflict.
          (a) Assuming the receipt of the Approvals, neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by Seller will (i) conflict with, result in the breach of, constitute a default under, give rise to the right to terminate, increase or accelerate the performance or consideration required by the terms of any Contract to which Seller is a party or by which it or any of its assets is bound or committed (including, without limitation, the Operative Documents), (ii) result in the creation of a Lien upon any of the Investment Interests pursuant to any law, rule or regulation of any government or governmental or regulatory agency, or any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Seller may be subject, or which would restrain or prohibit Seller’s ability to consummate the transactions contemplated hereunder in any material respect, or (iii) constitute an event which, with or without the passage of time or action by a third party or both, would result in any of the foregoing. The execution and delivery of this Agreement by Seller and (assuming the accuracy of Purchaser’s representations and warranties in Article V) the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit, license or Contract, other than obtaining the Approvals.
          (b) Exhibit E contains a true and complete list of (i) all Approvals pursuant to Operative Documents and (ii) all other material Approvals.
     3.5 Transfer of Investment Interests. Seller or Seller’s affiliates are holders and beneficial owners of the securities of the Companies to the extent of Seller’s Investment Interests as indicated on Exhibit A, and holds such Investment Interests free and clear of all Liens other than the Transfer Restrictions. Each Investment Interest is fully paid and non-assessable. Upon transfer of the Investment Interests to Purchaser and payment therefor in accordance with this Agreement, Purchaser will acquire the Investment Interests free and clear of all Liens; provided, however, that transferred Investment Interests may be subject to the Transfer Restrictions.
     3.6 Agreements and Commitments. Other than the Operative Documents and this Agreement, Seller is not a party to any Contract with respect to the Investment Interests. Seller is not in default, and, to its knowledge, there is no basis for any valid claim of default against Seller, under any Operative Document. Seller has not defaulted on any material obligation under any of the Operative Documents. With respect to each Investment Interest, (A) Exhibit A hereto sets forth (i) the holder of such Investment Interest, (ii) the class or description of such Investment Interest, and (iii) the number or amount of the Investment Interests held by such holder, and (B) Schedule 3.6 hereto sets forth information with respect to certain capitalization details for each Company other than the Majority Owned Companies, as provided by such Companies as of the dates set forth therein. Seller has paid all fees and expenses due and payable by it pursuant to the terms of the Operative Documents, as applicable. Seller has not made any written commitment to any Company with respect to the Investment Interests, other than as set forth in the Operative Documents. Exhibit B contains a complete and accurate list of all Operative Documents, and Seller has delivered to Purchaser true and accurate copies of each such Operative Document.
     3.7 Litigation; Material Adverse Change.
          (a) There is no action, suit, litigation, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to Seller’s knowledge, threatened against Seller, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would call into question the validity or prevent the consummation of the transactions contemplated by this Agreement or materially and adversely affect Purchaser’s ability to acquire the Investment Interests pursuant to this Agreement. There is no action or suit by Seller pending or threatened against others relating to the Investment Interests or the Companies nor to Seller’s knowledge is there any reasonable basis for such an action or suit.
          (b) To Seller’s knowledge, there has been no Material Adverse Change since the date of this Agreement, and Seller has no knowledge of any facts or circumstances that could reasonably be expected to result in a Material Adverse Change.
     3.8 Brokers and Finders. Seller has not, directly or indirectly, incurred any obligations for any finder’s or broker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement. No Company is directly or indirectly a party to, subject to or bound by, nor are any Investment Interests or assets of any Company subject to or bound by, any Contract or other arrangement or obligation regarding the payment of any finder’s fee or commission or similar payment in connection with any Company financing, merger, acquisition, combination, reorganization, asset sale or purchase, or license of substantially all the assets of any Company or other entity, or any similar transaction or transactions.

     3.9 Full Disclosure. Seller has provided Purchaser with all information in its possession requested by Purchaser as of the date of this Agreement, including, but not limited to, the Financial Statements (as hereinafter defined), current capitalization tables, business plans, investment data, financial and/or business updates, and records and notes in respect of each Company (including any materials memorializing discussions with the management, employees or an agent of any Company), as well as any revisions to or updates on any of the foregoing. To the Knowledge of Seller and the Majority-Owned Companies, as of the date hereof, no representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule contains any untrue statement of a material fact.
     3.10 Interest. The complete ownership by Seller and Seller’s affiliated entities (on a consolidated basis) of the Companies is as set forth on Exhibit A hereto.
     3.11 Fair Consideration; No Fraudulent Conveyance. The sale of the Investment Interests pursuant to this Agreement is made in exchange for fair and equivalent consideration, and Seller is not now insolvent and Seller will not be rendered insolvent by the sale, transfer and assignment of the Investment Interests pursuant to the terms of this Agreement. Seller is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Investment Interests after the Closing.
     3.12 Bonus Payments.
          (a) Transaction Bonus Payments. Section 3.12(a) of the Disclosure Schedule contains a complete and accurate list of all Contracts, other than the Management Agreements or as provided in Section 6.8(b), pursuant to which any Majority-Owned Company may have an obligation to pay a Transaction Bonus, including, without limitation, a true and accurate schedule of all such bonus compensation for each recipient of a Transaction Bonus and the timing and calculations thereof in reasonable detail.
          (b) Retention Bonus Payments. Section 3.12(b) of the Disclosure Schedule contains a complete and accurate list of all Contracts, other than the Management Agreements or as provided in Section 6.8(b), pursuant to which any Majority-Owned Company may have an obligation to pay a Retention Bonus, including, without limitation, a true and accurate schedule of all such bonus compensation for each recipient of a Retention Bonus and the timing and calculations thereof in reasonable detail.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING MAJORITY-OWNED COMPANIES
     Seller hereby represents and warrants to Purchaser, except as set forth on the Disclosure Schedule, specifically identifying the relevant sections hereof, as to Seller and each of the Majority-Owned Companies, as of the date hereof and as of the Closing Date, as follows:
     4.1 Organization and Good Standing. Section 4.1 of the Disclosure Schedule contains a complete and accurate list of each Majority-Owned Company, its jurisdiction of incorporation, and other jurisdictions in which it is authorized to do business. Each Majority-Owned Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts to which it is party. Each Majority-Owned Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Seller has delivered to Purchaser copies of the Charter Documents of each Majority-Owned Company, including any amendments thereto, as currently in effect.
     4.2 No Conflict. Assuming the receipt of the Required Approvals, the Operative Documents to which each Majority-Owned Company is a party or is subject constitute the legal, valid, and binding obligations of such Majority-Owned Company, enforceable against such Majority-Owned Company in accordance with their respective terms. Except as set forth in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby will (i) conflict with, result in the breach of, constitute a default under, accelerate the performance required by the terms of any Contract to which any Majority-Owned Company is a party or by which it or any of its assets is bound or committed (including, without limitation, the Operative Documents for such Majority-Owned Company, but excluding Approvals which shall have been obtained prior to the Closing) and which involves aggregate payments in excess of the Material Company Amount, (ii) result in the creation of a Lien upon any of the assets of any Majority-Owned Company pursuant to any law, rule or regulation of any government or governmental or regulatory agency, or any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which such Majority-Owned Company is subject, (iii) cause any Majority-Owned Company to become subject to, or to become liable for the payment of, any Tax, or (iv) constitute an event which, with or without the passage of time or action by a third party or both, would result in any of the foregoing. Except for the Approvals, no Majority-Owned Company is or will be required to give any notice to or obtain any consent from any Person in connection with the consummation or performance of any of the transactions contemplated hereby.
     4.3 Capitalization. Section 4.3 of the Disclosure Schedule sets forth in reasonable detail the capitalization for each Majority-Owned Company, including without limitation the authorized and outstanding equity capital (by class and series), options, warrants, convertible notes or other securities exercisable for or convertible into, directly or indirectly, equity capital of the respective Majority-Owned Company, equity securities reserved for issuance upon exercise of options, warrants, convertible notes or other securities exercisable for or convertible into, directly or indirectly, equity capital of the respective Majority-Owned Company, and other outstanding rights (including conversion or preemptive rights) or Contracts for the purchase or acquisition from such Majority-Owned Company of shares of its capital stock. All of the outstanding equity securities of each Majority-Owned Company have been duly authorized and validly issued and are fully paid and nonassessable. To the knowledge of Seller or any Majority-Owned Company, other than the Operative Documents, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the respective Majority-Owned Company.
     4.4 Subsidiaries. No Majority-Owned Company owns or controls, directly or indirectly, any interest in any other corporation, association or other business entity. No Majority-Owned Company is a participant in any joint venture, partnership or similar arrangement, including without limitation any Contract involving a sharing of profits, losses, costs, or liabilities.
     4.5 Title to Properties; Encumbrances. Each Majority-Owned Company has good and marketable title to its properties and assets, free of any Liens, other than (i) liens for current Taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or result in a Material Adverse Change with respect to such Majority-Owned Company, and which have not arisen otherwise than in the ordinary course of business. With respect to the property and assets it leases, each Majority-Owned Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any Liens, subject to clauses (i)-(iv) above. All material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by any Majority-Owned Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, subject to ordinary wear and tear. Section 4.5 of the Disclosure Schedule contains a complete and accurate list of the location of all real property owned, leased or used by any Majority-Owned Company.
     4.6 Compliance; Permits. No Majority-Owned Company is in violation of any material term of its Charter Documents or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it or its assets is bound. No Majority-Owned Company is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation could result in a Material Adverse Change with respect to such Majority-Owned Company. Each Majority-Owned Company has all material franchises, permits, licenses and any similar authority (“Permits”) necessary for the conduct of its business as now being conducted by it. No Majority-Owned Company is in default in any material respect under any of such Permits, and neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby will conflict with, terminate or give rise to the right to terminate, increase or accelerate the performance or consideration required by the terms of, or constitute a violation of or default under any such Permits.
     4.7 Financial Statements. Except as set forth in Section 4.7 of the Disclosure Schedule, Seller has delivered to Purchaser for each Majority-Owned Company: (a) an audited consolidated balance sheet as at December 31 for each of the years 2004 through 2006, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of independent certified public accountants for such Majority-Owned Company, (b) an unaudited consolidated balance sheet as at September 30, 2007 (the “Balance Sheet” with respect to a Majority-Owned Company, and collectively the “Balance Sheets”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the nine months then ended, including for each of the audited financial statements any notes thereto (the financial statements referred to in clause (a) and clause (b), collectively the “Financial Statements”). The Financial Statements for each Majority-Owned Company fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of such Majority-Owned Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of interim financial statements referred to in clause (b) above, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the applicable Majority-Owned Company) and the absence of notes (that, if presented, would not differ materially from those included in the 2006 audited consolidated balance sheet for the applicable Majority-Owned Company). The Financial Statements reflect the consistent application of the accounting principles for the applicable Majority-Owned Company throughout the periods involved, except as disclosed in the notes to such Financial Statements or for interim period items that have not yet been the subject of normal recurring adjustments.
     4.8 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Change.
     4.9 Accounts Receivable. All accounts receivable of the Majority-Owned Companies that are reflected on any Balance Sheet or on the accounting records of the Majority-Owned Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business by the respective Majority-Owned Company, or, in the case of Laureate, reflect advance billings for services to be rendered in the ordinary course of business. Unless paid prior to the Closing Date, to the knowledge of Seller or any Majority-Owned Company, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the respective Balance Sheet (which reserves are calculated consistent with past practice of the respective Majority-Owned Company and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the respective Accounts Receivable as of the Closing Date than the reserve reflected in the respective Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable for any Majority-Owned Company). The reserves for collection losses on the respective Majority-Owned Company Balance Sheets and, with respect to Accounts Receivable arising since the date of the respective Balance Sheet, the allowance for collection losses shown on the accounting records of the applicable Majority-Owned Company, have been determined in accordance with GAAP consistent with past practice. Except for any reserves shown on the Balance Sheet of any Majority-Owned Company, Seller and each applicable Majority-Owned Company have no knowledge of any uncollectible Accounts Receivable.
     4.10 Inventory. The inventory of each Majority-Owned Company, whether or not reflected in the applicable Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value or reserved for in the applicable Balance Sheet.
     4.11 Absence of Certain Changes and Events. Since the date of the Balance Sheet, each Majority-Owned Company has conducted its business only in the ordinary course of business and there has not been any:
          (a) grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Majority-Owned Company of any shares of its capital stock or declaration or payment of any dividend or other distribution or payment in respect of its shares of capital stock, or acceleration in the vesting of its shares of capital stock, stock options or other rights to acquire shares of its capital stock;
          (b) amendment to any Charter Document of any Majority-Owned Company;
          (c) payment by any Majority-Owned Company of any bonuses, dividends or other payments, or increase by any Majority-Owned Company of any salaries or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;
          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Majority-Owned Company;
          (e) damage to or destruction or loss of any asset or property of any Majority-Owned Company, whether or not covered by insurance, that would reasonably be expected to result in a Material Adverse Change with respect to such Majority-Owned Company;
          (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract, or (ii) any contract or transaction involving a total remaining commitment by or to any Majority-Owned Company of at least a Material Company Amount;
          (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of any Majority-Owned Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Majority-Owned Company;

          (h) cancellation or waiver of any claims or rights with a value to any Majority-Owned Company of an aggregate value of at least a Material Company Amount;
          (i) material change in the accounting methods used by any Majority-Owned Company, except for immaterial changes required by GAAP;
          (j) Contract, whether oral or written, by any Majority-Owned Company to do any of the foregoing; or
          (k) with respect to Acsis, (i) acceleration of the collection of any accounts receivable of Acsis, (ii) delay of the payment of any accounts payable of Acsis or (iii) cash management practice outside the ordinary course of business or inconsistent with past practice.
     4.12 No Undisclosed Liabilities. No Majority-Owned Company has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in its respective Balance Sheet, current liabilities incurred in the ordinary course of business since the date thereof, and liabilities that are not required by accounting principles generally accepted in the U.S. to appear on such Company’s respective Balance Sheet.
     4.13 Taxes.
          (a) The Majority-Owned Companies (and their subsidiaries) and any consolidated, combined, affiliated or unitary group for tax purposes of which the Majority-Owned Companies are or have been a member (collectively, “Consolidated Group”), have timely filed all income and franchise Tax Returns required to be filed by or with respect to them and have timely filed all other material Tax Returns. To the knowledge of Seller and any Majority-Owned Company, all such Tax Returns are true, correct and complete in all material respects. The Majority-Owned Companies and the Consolidated Group have timely paid or caused to be paid all material Taxes due with respect to the periods covered by such Tax Returns, except such Taxes, if any, as are listed on Section 4.13(a) of the Disclosure Schedule and which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. The Financial Statements of the Majority-Owned Companies reflect an adequate reserve, in accordance with GAAP, for all liabilities for Taxes of the Majority-Owned Companies and their subsidiaries through the date thereof. The Majority-Owned Companies and their subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party.
          (b) Except as has been disclosed on Section 4.13(b) of the Disclosure Schedule: (i) there are no Liens on any of the assets of the Majority Owned Companies or any of their subsidiaries that arose in connection with any failure to pay any Tax when due; (ii) no audit, examination, investigation, deficiency or refund litigation or other proceeding in respect of Taxes of the Majority Owned Companies or its Consolidated Group is pending or, to the knowledge of Seller or any Majority-Owned Company, threatened or being conducted by a Tax authority, and no taxing authority has given written notice of the commencement of any audit, examination, deficiency litigation or other proceeding with respect to any such Taxes; (iii) no material issues have been raised by the relevant taxing authority in connection with any examination of the Tax Returns filed by the Majority-Owned Companies (and their subsidiaries) and its Consolidated Group; (iv) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Majority Owned Companies or any of their subsidiaries which is currently in effect; (v) no Majority-Owned Company nor any of their subsidiaries: (A) is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, or (B) has any potential liability or obligation for the Taxes of any other Person, whether as a transferee or successor or otherwise (except, solely with respect to Seller, pursuant to Treasury Regulations section 1.1502-6); (vi) no power of attorney has been granted by or with respect to any Majority-Owned Company or its subsidiaries with respect to any matter relating to Taxes.
          (c) No Majority-Owned Company nor any subsidiary of a Majority-Owned Company (i) has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; (ii) has been the subject of a Tax ruling that has continuing effect; (iii)  has agreed to include, or is required to include, in income for any year beginning after the Closing Date, any adjustment under 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise, or any income attributable to any installment sales or other, similar transactions entered into by such Majority-Owned Company prior to the Closing Date, or attributable to any “closing agreement” as described in Code Section 7121 (or any analogous provision of state, local for foreign law) entered into by, or otherwise binding upon, any Majority-Owned Company prior to the Closing Date; (iv) is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code; or (v) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) in a distribution of stock intended to qualify under Section 355 of the Code during the three (3) year period ending on the date of this Agreement.
     4.14 Books and Records. The books of account, minute books, stock record books, and other records of the Majority-Owned Companies, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each Majority-Owned Company contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the respective Majority-Owned Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.
     4.15 Employee Benefit Plans.
          (a) Each Majority-Owned Company is in material compliance with its “employee benefit plans” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Majority-Owned Company has complied in all material respects with ERISA, the Code, and all other applicable laws and regulations with respect to any of its employee benefit plans.
          (b) Each compensation or benefit plan of any Majority-Owned Company that is intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a currently effective favorable determination letter as to its qualified status under the Code.
          (c) No compensation or benefit plan of any Majority-Owned Company promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law and no compensation or benefit plan of any Majority-Owned Company is covered by, and no Majority-Owned Company has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.
          (d) Each compensation or benefit plan of any Majority-Owned Company can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Purchaser or any Majority-Owned Company (other than ordinary administrative expenses typically incurred in a termination event).
          (e) Each compensation and benefit plan maintained or contributed to by each Majority-Owned Company (or any subsidiary of any Majority-Owned Company) under the law or applicable custom or rule of the relevant jurisdiction outside of the United States is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such plan is maintained.
     4.16 Legal Proceedings; Orders. There is no action, suit, litigation, claim, proceeding, arbitration, governmental inquiry or, to the knowledge of Seller or any Majority-Owned Company, investigation pending or currently threatened (a) against any Majority-Owned Company that questions the validity of this Agreement or the transactions contemplated hereby or the right of Seller to enter into this Agreement and consummate the transactions contemplated hereby, (b) against any Majority-Owned Company or that otherwise relates to or would reasonably be expected to result in a Material Adverse Change to any Majority-Owned Company, or (c) by any Majority-Owned Company or that any Majority-Owned Company currently intends to initiate. To the knowledge of Seller or any Majority-Owned Company, no event has occurred and no circumstance exists that is likely to give rise to or serve as a basis for the commencement of any such action, suit, litigation, claim, proceeding, arbitration, governmental inquiry or, to the knowledge of Seller or any Majority-Owned Company, investigation. No Majority-Owned Company is party or subject to the provisions of any order writ, injunction, judgment or decree of any court or governmental agency or instrumentality.
     4.17 Material Contracts.
          (a) Section 4.17 of the Disclosure Schedule lists all written or oral Contracts, guarantees, leases, and executory commitments to which any Majority-Owned Company is party or to which any Majority-Owned Company or its assets are subject, having any of the following characteristics (each of the following, a “Material Contract”):

               (i) involving performance of services or delivery of goods or materials by or to one or more Majority-Owned Companies, or that otherwise provide for the payment or receipt of funds, goods or services by or to any Majority-Owned Company, of an amount or value in excess of a Material Company Amount;
               (ii) containing covenants that in any way purport to restrict the business activity of any Majority-Owned Company or any affiliate entity of any Majority-Owned Company or limit the freedom of any Majority-Owned Company or any affiliate entity of any Majority-Owned Company to engage in any line of business or to compete with any Person or to hire or contract with any Person;
               (iii) containing minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of any Majority-Owned Company or its affiliates, or any customer, licensee or lessee thereof;
               (iv) involving any indenture, mortgage, promissory note, loan agreement, or guarantee of amounts in excess of a Material Company Amount, letter of credit or other Contract or commitment for the borrowing or the lending of amounts in excess of a Material Company Amount by any Majority-Owned Company or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of any Majority-Owned Company;
               (v) involving annual revenues or expenditures to the business of any Majority-Owned Company in excess of five percent (5%) of such Majority-Owned Company’s annual revenues;
               (vi) providing for “earn-outs” or other contingent payments involving more than a Material Company Amount over its term;
               (vii) concerning confidentiality obligations of any Majority-Owned Company, other than obligations and related provisions contained in Majority-Owned Company agreements with their respective customers, partners and consultants (and prospective ones) which are reasonably appropriate or customary in the industry of the Majority-Owned Company or customer, or given the nature of the business relationship;
               (viii) involving any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or any other material plan or arrangement for the benefit of the current or former directors, officers, and employees of any Majority-Owned Company;
               (ix) with Seller or any director, officer or employee or any affiliated Person of any director or officer of Seller (including inter-company agreements);
               (x) with any director, officer or employee or any affiliated Person of any director, officer or employee of any Majority-Owned Company (other than standard Company offer letters, consulting agreements, form confidentiality or invention assignment agreements and stock option grant agreements); or

               (xi) containing covenants that in any way purport to provide for an express undertaking by any Majority-Owned Company to be responsible for consequential damages of any other Person.
          (b) No officer, director, agent, employee, consultant, or contractor of any Majority-Owned Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in or continue any conduct, activity, or practice relating to the business of the applicable Majority-Owned Company or assign to the applicable Majority-Owned Company or to any other Person any rights to any invention, improvement, or discovery relating to the business of the applicable Majority-Owned Company.
          (c) Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms. Each Majority-Owned Company is in full compliance with all material applicable terms of each Material Contract to which it is party. To the knowledge of Seller and any Majority-Owned Company, each other Person that has any obligation or liability under any Material Contract is in full compliance with all material applicable terms thereof.
          (d) To the knowledge of Seller or any Majority-Owned Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to contravene, conflict with, or result in a violation or breach of, or give any Majority-Owned Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. No Majority-Owned Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding any intention to terminate or cancel any Material Contract or any actual or alleged violation or breach of, or default under, any Material Contract.
          (e) To the knowledge of Seller or any Majority-Owned Company, there are no renegotiations of, attempts to renegotiate, or outstanding rights or demands to renegotiate any amounts equal to or in excess of a Material Company Amount paid or payable to any Majority-Owned Company under any Material Contract.
          (f) No Majority-Owned Company is currently contemplating any transaction or series of transactions relating to the merger, consolidation, or reorganization of such Majority-Owned Company, or the sale, lease or other disposition of a material portion of such Majority-Owned Company’s assets, or the issuance of such Majority-Owned Company’s equity securities or securities directly or indirectly exercisable for, or convertible into, such Majority-Owned Company’s equity securities (other than stock options granted to directors, employees or consultants in the ordinary course of business by a Majority-Owned Company as approved by such Majority-Owned Company’s board of directors, consistent in substance and amount with such Majority-Owned Company’s past practice).
     4.18 Insurance. Each Majority-Owned Company is currently covered by fire, casualty and other insurance policies sufficient in amount, subject to reasonable deductibles, to allow it to replace any of its properties that might be damaged or destroyed and which, taken together, provide adequate insurance coverage for the assets and the operations of such Majority-Owned Company for all risks normally insured against by a reasonably prudent Person carrying on the same business or businesses as such Majority-Owned Company. Seller or the Majority-Owned Companies, as applicable, have paid all premiums due, and have otherwise performed all of their respective obligations, under each such policy. Each insurance policy covering a Majority-Owned Company that will cease to cover such Company as of the Closing Date is set forth in Section 4.18 of the Disclosure Schedule. No Majority-Owned Company has undertaken or is party to any self-insurance contract or arrangement or any contract or arrangement for the transfer or sharing of risk by any Majority-Owned Company.
     4.19 Environmental and Safety Laws.
          (a) No Majority-Owned Company has been or is in violation of any Environmental Laws and no material expenditures are or will be required in order to comply with any Environmental Laws existing as of the date hereof. No written notice or claim has been received by any Majority-Owned Company from any governmental authority or third party alleging that such Majority-Owned Company is not in compliance with any Environmental Laws or Occupational Safety and Health Laws.
          (b) Each Majority-Owned Company is, and for the last three (3) years has been, in material compliance with all applicable Environmental Laws and, to the knowledge of Seller and the Majority-Owned Companies, all applicable Occupational Safety and Health Laws. Neither Seller nor any Majority-Owned Company has any basis to expect, nor has any of them or, to the knowledge of Seller or any Majority-Owned Company, any other Person for whose conduct they are or may be held to be responsible, received any written order, notice, or other communication from any governmental or regulatory department, commission, board, bureau, agency or instrumentality or any private citizen acting in the public interest of any alleged violation of or failure to comply with any Environmental Law or of any alleged obligation to undertake or bear the cost of any investigation or remediation of Hazardous Materials with respect to any of the properties or assets in which any Majority-Owned Company has had an interest, or with respect to any property at or to which any Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by or on behalf of any Majority-Owned Company.
          (c) Seller has delivered to Purchaser true and complete copies and results of any material reports, studies, analyses, tests, or monitoring of the Environment possessed or initiated by Seller or any Majority-Owned Company.
     4.20 Employees.
          (a) No Majority-Owned Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any collective bargaining agreement or Contract with any labor union, and no labor union has requested or sought to represent any of the employees, representatives or agents of any Majority-Owned Company. There is no strike or other labor dispute involving any Majority-Owned Company pending, or to the knowledge of Seller or any Majority-Owned Company, threatened, nor is any Majority-Owned Company aware of any labor organization activity involving its employees.

          (b) Each Majority-Owned Company has complied in all material respects with all applicable state and federal laws and regulations related to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, and no Majority-Owned Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing.
          (c) No employee or director of any Majority-Owned Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that is likely to result in a Material Adverse Change with respect to such Majority-Owned Company.
          (d) To the knowledge of Seller and the applicable Majority-Owned Company, no director, officer, or other key employee of any Majority-Owned Company intends to terminate such person’s service relationship with such Majority-Owned Company.
          (e) Except for payment of any Transaction Bonus or Retention Bonus, the transactions contemplated hereby will not give rise to any extraordinary payment obligations or other payment or consideration or acceleration of rights to any employee, consultant or other party with respect to a Majority-Owned Company, including without limitation rights to receive any bonus, severance or other payment or consideration or acceleration of rights upon termination of such employee’s, consultant’s or other party’s relationship with such Majority-Owned Company, or the right of any employee or consultant to terminate or modify the terms of such party’s relationship with any Majority-Owned Company.
          (f) There is no Contract to which a Majority-Owned Company is a party or by which it is bound that, considered individually or considered collectively with any other Contract, will, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that will be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
          (g) Section 4.20(g) to the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which a Majority-Owned Company is a party. Each such nonqualified deferred compensation plan to which a Majority-Owned Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in reasonable, good-faith compliance with Section 409A, and no Majority-Owned Company will incur any material liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any options.
     4.21 Intellectual Property.

          (a) Section 4.21 of the Disclosure Schedule lists and describes each issued patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, trade name, service mark and domain name, including any registration or application therefor owned by each Majority-Owned Company. Each Majority-Owned Company owns or possesses legal rights sufficient in all material respects to use all intellectual property used in or necessary for its business as now conducted, including, as applicable, (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade names, trade dress, logos or corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registrations thereof; (iv) computer software, data, and databases and documentation thereof; (v) trade secrets, other confidential information; and (vi) licenses, information and proprietary rights and processes (collectively, “Intellectual Property”), without any conflict with or infringement of the rights of others, and free and clear of any Liens or any obligation to pay any third party with respect to the use, exercise, transfer or license thereof (except for license fees for off-the-shelf software used in the ordinary course of business, all of which are fully paid).
          (b) Neither Seller nor any Majority-Owned Company knows of any facts or circumstances that would impair the validity or enforceability of any of such Majority-Owned Company’s Intellectual Property. No Majority-Owned Company is obligated to transfer or license any of its Intellectual Property to a third party.
          (c) Each Majority-Owned Company has taken reasonable precautions to maintain and protect the secrecy and value of such Majority-Owned Company’s nonpublic information and trade secrets.
          (d) Except as set forth in the standard form of Proprietary Information and Invention Agreement for each Majority-Owned Company, copies of which have been delivered to Purchaser, there are no outstanding options, licenses or Contract of any kind relating to the Intellectual Property owned by such Majority-Owned Company.
          (e) No Majority-Owned Company has violated in any material respect or, by conducting its business as proposed, would violate in any material respect, any patents, trademarks, service marks, trade names, copyrights or trade secrets or other intellectual property or proprietary rights of any other person or entity, and no Majority-Owned Company has received any written communication alleging such a violation.
          (f) No officer, key employee or key consultant of any Majority-Owned Company is obligated under any Contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would conflict with such Majority-Owned Company’s business as currently conducted or prevent such Person from assigning to such Majority-Owned Company inventions conceived or reduced to practice in connection with services rendered to such Majority-Owned Company.
          (g) No Majority-Owned Company currently uses any inventions of any of its employees (or persons it currently intends to hire) made prior to or outside the scope of their employment by such Majority-Owned Company, other than those which have already been assigned or licensed to such Majority-Owned Company.
          (h) Neither Seller nor any Majority-Owned Company has knowledge of the infringement or misappropriation of any Majority-Owned Company’s Intellectual Property by others.
     4.22 Certain Payments. To the knowledge of Seller or any Majority-Owned Company, no Majority-Owned Company or director, officer, agent, or employee of any Majority-Owned Company, or any other person associated with or acting for or on behalf of any Majority-Owned Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Majority-Owned Company, or (iv) in violation of any applicable law or regulation, (b) established or maintained any fund or asset of such Majority-Owned Company that has not been recorded in the books and records of such Majority-Owned Company.
     4.23 Customers; Suppliers; Vendors. The relationship between each Majority-Owned Company and its customers, suppliers and vendors is satisfactory, and, to the knowledge of Seller and such Majority-Owned Company, the execution of this Agreement and consummation of the transactions contemplated hereby will not adversely affect the relationship of such Majority-Owned Company with any of its customers, suppliers or vendors. Section 4.23 of the Disclosure Schedule lists for each Majority-Owned Company the top ten (10) customers of such Majority-Owned Company based on the gross revenues attributable to such customers for the twelve (12) month period preceding the date of the applicable Balance Sheet (each “Major Customer”). No Major Customer has canceled or otherwise terminated, or delivered any written communications expressing its intent or threat to cancel or otherwise terminate, its relationship with such Majority-Owned Company or materially reduce its use of the services or products of such Majority-Owned Company.
     4.24 Warranty. To the knowledge of Seller or any Majority-Owned Company, the products and services sold, leased, or delivered by any Majority-Owned Company have been in conformity, in all material respects, with all applicable contractual commitments of such Majority-Owned Company and all express and implied product warranties provided by such Majority-Owned Company or third parties with respect to those products. No Majority-Owned Company has any liability (and, to the knowledge of Seller or any Majority-Owned Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair of any product sold, leased or delivered by such Majority-Owned Company or other damages in connection therewith, which would result in a Material Adverse Change with respect to such Majority-Owned Company. Except as determined by applicable law or as set forth on Section 4.24 of the Disclosure Schedule, no product sold, leased, or delivered by any Majority-Owned Company is subject to any guaranty, warranty, or other indemnity from such Majority-Owned Company beyond the applicable terms and conditions of sale or lease, copies of which have been provided to Purchaser.

     4.25 Product Liability. To the knowledge of Seller or any Majority-Owned Company, no Majority-Owned Company has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by such Majority-Owned Company, which would result in a Material Adverse Change with respect to such Majority-Owned Company. No product liability claims have been communicated in writing to or, to the knowledge of Seller or any Majority-Owned Company, threatened against such Majority-Owned Company.
     4.26 Brokers or Finders. No Majority-Owned Company has incurred or will incur any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the consummation of the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, as follows:
     5.1 Authorization. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite limited partnership power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by it hereunder and to perform all the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.
     5.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by Purchaser will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of any law, rule or regulation of any government or governmental or regulatory agency, or any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Purchaser may be subject, any Contract to which Purchaser is a party or by which it or any of its assets is bound or committed or its constituent documents or other governing instruments which would restrain or prohibit Purchaser’s ability to consummate the transactions contemplated hereunder in any material respect or (ii) constitute an event which, with the passage of time or action by a third party or both, would result in any of the foregoing.
     5.3 Investment Representations. Purchaser understands that none of the Investment Interests have been registered under the Securities Act. Purchaser also understands that the

Investment Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in this Agreement. Purchaser hereby represents and warrants as follows:
          (a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to each of the Companies so that it is capable of evaluating the merits and risks of its investment in the Companies and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Investment Interests are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that none of the Companies have a present intention of registering the respective Investment Interests or any shares of their Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Investment Interests under the circumstances, in the amounts or at the times Purchaser might propose.
          (b) Acquisition for Own Account. Purchaser is acquiring each of the Investment Interests for Purchaser’s own account for investment only, and not with a view towards their distribution.
          (c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.
          (d) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.
          (e) Rule 144. Purchaser acknowledges and agrees that each of the Investment Interests are "restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the applicable Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
     5.4 Brokers and Finders. Purchaser has not, directly or indirectly, incurred any obligations for any finder’s or broker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement. Purchaser will indemnify Seller for any such fee or commission pursuant to Section 9.3.

     5.5 Availability of Funds. At the Closing, Purchaser will have sufficient cash on hand and at its disposal to enable it to consummate the transactions contemplated by this Agreement. Purchaser has provided to Seller copies of agreements between Purchaser and its investors (collectively, the "Purchaser Investors”) evidencing commitments to fund 100% of the Purchase Price at Closing, and if the Closing does not occur, 100% of Purchaser’s other obligations hereunder, including Purchaser’s obligations pursuant to Section 8.3(b) (the “Commitment Agreements”). Each of the Commitment Agreements is a valid and binding obligation of the respective Purchaser Investor that is a party thereto, and is enforceable against such Purchaser Investor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity. Purchaser has also provided Seller with copies of proposals and/or commitments from banks for credit facilities for certain of the Companies (“Credit Proposals”). Each of such copies is true, correct and complete, and contains all of the terms received from the respective bank with respect to such Credit Proposal.
     5.6 Hart-Scott Act. The Ultimate Parent Entity of Purchaser is Purchaser. Based on the requirements and standards set forth in the Hart-Scott Act and the regulations promulgated by the Federal Trade Commission thereunder at 16 C.F.R. Parts 801-803 (the “HSR Regulations”), the Total Assets of the Acquiring Person, calculated in accordance with 16 C.F.R. § 801.11, are less than $12.6 million, and the Annual Net Sales of the Acquiring Person, calculated in accordance with 16 C.F.R. § 801.11, are less than $12.6 million. Capitalized terms used in this Section 5.6 and not otherwise defined in this Agreement shall have the meanings assigned to them in the Hart-Scott Act and the HSR Regulations.
     5.7 VCOC Status. Assuming Purchaser’s receipt of the management rights letters described in Section 6.13 from each of the Majority-Owned Companies and the consummation of the transactions contemplated by this Agreement, Purchaser will qualify as a VCOC on the Closing Date.
ARTICLE VI
COVENANTS
     6.1 Cooperation.
          (a) Purchaser, on the one hand, and Seller, on the other hand, shall cooperate with each other in furnishing any information that may come into such party’s possession from time to time or performing any action requested by the other party which is reasonably necessary to the timely and successful consummation of the transactions contemplated by this Agreement in accordance with the terms hereof. Seller shall notify Purchaser of its receipt of any Approval promptly following such receipt thereof. After the Closing, each of the parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably necessary or appropriate solely to carry out all of the provisions of this Agreement and to consummate all the transactions contemplated by this Agreement with respect to the Investment Interests transferred at the Closing.

          (b) From and after the date of this Agreement until the Closing Date or termination of this Agreement, Seller shall as soon as practicable, but in any event no later than two (2) Business days thereafter, provide reasonably detailed information to Purchaser regarding any Portfolio Proceeds, Portfolio Investment, and any investments made pursuant to Section 6.11. To the extent that such information is reasonably available to Seller, from and after the Closing, Seller shall promptly forward to Purchaser any correspondence, information or notices received by Seller or any affiliated entity that relate in any way to the Investment Interests transferred at the Closing.
          (c) Seller hereby covenants and agrees that, at and after the Closing, Seller shall execute and deliver to Purchaser such other documents as are necessary to transfer to Purchaser, at no additional cost and in a manner consistent with the terms of this Agreement any Investment Interest whether or not such interest is listed on Exhibit A.
     6.2 Consents; Approvals and Transfer Instruments; Closing Conditions.
          (a) As soon as practicable following the date hereof, each of Seller and Purchaser shall file with any Governmental Entity, any filings, reports, information and documentation required for the transactions contemplated by this Agreement pursuant to any Other Antitrust Laws. Each of Seller and Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under any Other Antitrust Laws. Each of Purchaser and Seller shall use its commercially reasonable efforts to obtain promptly any clearance required under any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement. Purchaser shall pay all filing and other similar fees required to be paid in connection with the filings made pursuant to this Section 6.2(a).
          (b) As soon as practicable following the date hereof, Seller will notify the Authorized Representatives of each of the Companies of the nature and timing of the transactions contemplated by this Agreement, and provide any other information reasonably requested by such Authorized Representatives or required to be provided, including, without limitation, any information required by any rights of first refusal, co-sale rights or other similar rights. Seller shall use its commercially reasonable efforts to obtain all Approvals, and Purchaser shall provide reasonable assistance to obtain the Approvals as requested by Seller from time to time, including by providing information to the Authorized Representatives as reasonably requested by Seller or the Authorized Representatives. From and after the date hereof, Seller and Purchaser shall use commercially reasonable efforts to satisfy as soon as possible the conditions contained in Article VII in connection with the Closing. Seller shall promptly notify Purchaser following the receipt of any Approval. Except for the fees to be paid by Purchaser in connection with the filings under any Other Antitrust Laws pursuant to Section 6.2(a), all costs and fees associated with any Approval requested by a Company shall be borne by Seller.
          (c) At least five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a notice (i) certifying those Required Approvals that have been obtained, (ii) setting forth the aggregate amount of Portfolio Proceeds paid after the date of this Agreement and (iii) setting forth the aggregate amount of Portfolio Investments made after the date of this Agreement. All costs and fees associated with any Required Approval shall be borne by Seller.

     6.3 Compliance with Operative Documents. From the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Article VIII, Seller shall perform and comply with the agreements, covenants and obligations required by the terms of the respective Operative Documents with respect to the Investment Interests. In connection with the foregoing, in the event that any vote or consent shall be required or sought with respect to the Investment Interests, Seller shall notify and consult with Purchaser, in good faith, but Seller shall retain the right to act in its sole discretion (exercised in good faith) with respect to any such vote or consent; provided, however, if such action by Seller is opposed by Purchaser, Purchaser shall have the right to exclude the sale and purchase of such Investment Interest from this Agreement, the aggregate Purchase Price shall be reduced by the amount allocated by the parties pursuant to Section 6.6 and this Agreement shall be deemed amended to reflect such exclusion without any further action on behalf of Purchaser or Seller.
     6.4 Certain Conduct of Seller. Except as required under or in connection with rights contained in an Operative Document (in which case Seller shall give Purchaser prior notice of such action), without the prior written consent of Purchaser, Seller shall not, from and after the date hereof (i) sell, assign, transfer, deliver or otherwise dispose of, or solicit any bids for, or engage in any discussions with a prospective purchaser of any Investment Interest or any portion thereof or interest therein, (ii) convert, exchange or redeem any Investment Interest or any portion thereof or interest therein, (iii) forgive, release, compromise or demand payment of any obligation owed to it by any Company other than upon full payment thereof, (iv) amend, cancel or terminate an Operative Document or enter into any Contract relating thereto or to any Investment Interest, (v) create or permit to exist any Lien on any Investment Interest other than the Transfer Restrictions, (vi) waive any material right with respect to any Investment Interest, (vii) make any Portfolio Investment, or (viii) agree to do any of the foregoing. Seller shall as promptly as possible inform Purchaser in the event Seller is afforded the opportunity or required to make a Portfolio Investment and shall cooperate with Purchaser and make any such Portfolio Investment reasonably requested by Purchaser.
     6.5 Tax Matters. All Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Seller. Any tax returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for the filing of such tax returns, and such party will use its commercially reasonable efforts to provide such tax returns to the other party at least ten (10) Business Days prior to the due date for such tax returns.
     6.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Investment Interests as set forth on Schedule 6.6 hereto (the “Allocation Schedule”), and no party shall take any position inconsistent with such allocation for Tax purposes.
     6.7 Public Announcement and Confidentiality. Subject to the obligations of Seller and Purchaser to make timely disclosures of material events and to notify the Companies and their respective officers, directors and shareholders of the transactions contemplated hereby, the timing and text of any announcement or statement to the public pertaining to the transactions contemplated hereby shall be mutually agreed to by Purchaser and Seller, which consent will not be unreasonably withheld. Seller agrees not to disclose to any third party (other than its employees, officers, directors, agents advisors or consultants) the details of this Agreement and the transactions contemplated hereby without Purchaser’s prior written approval. Purchaser agrees that all contact between Purchaser and the Companies will be coordinated through Seller, unless specifically agreed otherwise by Seller in writing. Seller and Purchaser understand and agree that nothing contained herein shall affect the continuing validity of that certain letter agreement, dated August 23, 2007, from Seller to Purchaser concerning confidential information and related matters.
     6.8 Bonus Payments.
          (a) Seller shall take all action necessary to pay each Transaction Bonus (including any Transaction Bonus payable pursuant to Section 6.8(b)) at the Closing (or reimburse Purchaser or the respective Majority-Owned Company at Closing for payment of such Transaction Bonus) or as otherwise required pursuant to the terms of the underlying Contract, except for any Transaction Bonus (i) for which conditions precedent have not been met, or (ii) for which payment is not required due to the termination of the underlying Contract in connection with such Contract being replaced, amended or superseded by a Management Agreement. Seller acknowledges that Purchaser has no liability for any such Transaction Bonus, subject to (x) the following sentence and (y) Section 6.14. Purchaser shall take all action necessary to pay (or cause the applicable Majority-Owned Company to pay) any Transaction Bonus for which it receives reimbursement from Seller at the Closing, and any Retention Bonus that becomes due and payable after the Closing, except for any Retention Bonus the payment of which is not required due to the termination of the underlying Contract or such Contract being replaced, amended or superseded by a Management Agreement. Purchaser acknowledges that Seller has no liability for any such Retention Bonus, subject to the provisions of Section 6.14. No later than five (5) days prior to Closing, Seller shall prepare and deliver to Purchaser a side letter, in substantially the form attached hereto as Exhibit J (the “Bonus Side Letter”) which, among other things, sets forth the calculations of the Transaction Bonuses as of the Closing in reasonable detail.
          (b) Additional Alliance Bonus Payments. If requested by Purchaser no later than five (5) days prior to Closing, Seller and Purchaser shall agree that certain employees of Alliance shall be entitled to (i) a Transaction Bonus equal to, in the aggregate, 0.20% of the Net Proceeds (as defined consistent with the definition of “Net Proceeds” in the Alliance Letters in connection with the transactions contemplated by this Agreement, which shall be treated as a “Transaction Bonus” under this Agreement and be payable to such employees consistent with the terms and conditions of Transaction Bonuses under the Alliance Letters and the Bonus Side Letter, and, (ii) provided any such employee remains employed by Alliance for a period of one year following Closing, such employee will be entitled to a Retention Bonus equal to the Transaction Bonus for such employee as provided in clause (i) of this Section 6.8(b), which shall be treated as a Retention Bonus under this Agreement and be payable to such employees on terms and conditions consistent with the Retention Bonuses under the Alliance Letters and the Bonus Side Letter. The selection of the Alliance employees and the allocation of the Transaction Bonuses payable pursuant to this Section 6.8(b) among such Alliance employees shall be determined by Purchaser in its sole discretion.
     6.9 Replacement of Credit Support Obligations. Purchaser shall take all actions necessary to, at the Closing, relieve Seller of, or replace Seller as the obligor under, each of the guaranties, letters of credit and other credit support obligations set forth on Schedule 6.9 with respect to the Companies. Seller shall use commercially reasonable efforts to cooperate with Purchaser in obtaining such replacement arrangements, but shall have no obligation to make any accommodations, financial or otherwise, to Purchaser, any Company or any third party in connection with Purchaser’s obligations to obtain such replacement arrangements.
     6.10 Laureate Lease Guaranty
          (a) Commencing upon the execution of this Agreement, Purchaser shall use its good-faith, commercially reasonable best efforts to obtain as soon as practicable following the Closing the termination of Seller’s obligations (the “Lease Guaranty Release”) pursuant to the Lease Guaranty dated December 3, 2004, between Seller and College Road Associates (the “Lease Guaranty”).
          (b) If Purchaser has not obtained the Lease Guaranty Release as of the Closing, then Seller shall receive the indemnification from Purchaser with respect to the Lease Guaranty as provided in Section 9.3(a)(iv).
          (c) If Purchaser has not obtained the Lease Guaranty Release as of January 9, 2009, then Purchaser shall, no later than January 31, 2009, offer to the landlord on the underlying lease a replacement guaranty from Purchaser (or an affiliated entity or entities having financial wherewithal at least as strong as Purchaser) on substantially the same terms as the Lease Guaranty in a good-faith effort to obtain the Lease Guaranty Release.
          (d) If the Lease Guaranty Release is not obtained by April 30, 2009, Seller may, at Seller’s sole discretion by written notice to Purchaser no later than April 30, 2009, extend the indemnification obligations of Purchaser with respect to the Lease Guaranty pursuant to Section 9.3(a)(iv) until such time as the Lease Guaranty Release is obtained. If Seller does not so extend the Purchaser’s indemnification obligations with respect to the Lease Guaranty pursuant to Section 9.3(a)(iv) as provided in this Section 6.10(d), then, until such time as the Lease Guaranty Release is obtained, Purchaser shall pay to Seller a quarterly cash fee of $6,250 each April 30, July 31, October 31, and January 31, in advance, commencing April 30, 2009 (provided that the April 30, 2009, payment, if any, may be made within ten (10) business days after such date).
          (e) At the Closing, Purchaser shall either (i) execute and deliver in favor of Seller a security and pledge agreement (the “Security Agreement”) that shall become effective immediately following the Closing in substantially in the form of Exhibit F hereto, pursuant to which Purchaser shall grant to Seller a security interest in Laureate Investment Interests or other collateral, or (ii) provide a fund guaranty by Purchaser, in form and substance reasonably acceptable to Seller, in either case in sufficient amounts sufficient to meet Purchaser’s indemnification obligations under Section 9.3(a)(iv) (such election between clauses (i) and (ii) to be made at Purchaser’s sole discretion). Purchaser shall inform Seller in writing of its election under this Section 6.10(e) no later than five (5) days prior to Closing.
          (f) Prior to such time as Purchaser has obtained a Lease Guaranty Release, neither Purchaser nor any Permitted Assignee shall, without the prior consent of Seller, (i) sell or otherwise transfer any material portion of the Investment Interests of Laureate (other than to an affiliate of Purchaser (“Permitted Assignee”), or (ii) allow Laureate to (A) consummate any transaction for the sale of a material portion of Laureate’s assets (other than sales of product, services or inventory in the ordinary course of business), (B) assign the lease that is the subject of the Lease Guaranty (the “Lease”) to any Person, or (C) cease to occupy the property that is the subject of the Lease, or remove any material portion of Laureate’s assets from such property.
     6.11 Investment Obligations of Seller. From the date hereof until the Closing, Seller shall invest in Acsis, in a manner consistent with Seller’s past practices based on Acsis’ operating results and cash requirements; provided, however, that Seller shall not be required to fund any capital expenditure requirements of Acsis outside of normal maintenance capital expenditures.
     6.12 Conduct of Majority-Owned Companies. From the date hereof until the Closing Date, Seller shall, except as permitted by this Agreement or as consented to by Purchaser in advance in writing, (a) cause each of the Majority-Owned Companies to (i) conduct its business in the ordinary course of business consistent with past practices, (ii) not take any action(s) inconsistent with this Agreement or the consummation of the transactions contemplated hereby and (b) use its commercially reasonable efforts to cause each Majority-Owned Company to (i) maintain its assets in good condition, (ii) not take any action(s) which would result in any of the changes or events listed in Section 4.11 with respect to such Majority-Owned Company, and (iii) not take or fail to take any action(s) which would, in the aggregate, lead to a Material Adverse Change.
     6.13 Management Rights Letter; VCOC Status.. Prior to the Closing, Seller shall use its commercially reasonable efforts to cause each Company other than Neuronyx to execute and deliver to Purchaser a management rights letter in substantially the form attached hereto as Exhibit G; provided, however, that Seller shall have no obligation to make any accommodations, financial or otherwise, to Purchaser, any Company or any third party in connection with its efforts to obtain such letters. Purchaser and Saints Capital Dakota, LLC shall take whatever actions are necessary to cause Purchaser to qualify as a VCOC as of the Closing Date (it being understood that Purchaser and Saints Capital Dakota, LLC shall not be responsible for obtaining the management rights letters described in the first sentence of this section).
     6.14 Severance Obligations. At any time after the date hereof and up to the Escrow Release Date, if this Agreement has not been terminated and any cash severance payment or other severance obligation of Alliance set forth in the letter agreement between Alliance and Anthony Ibarguen, dated April 5, 2005 (the “Ibarguen Agreement”), regarding certain terms of Mr. Ibarguen’s employment with Alliance, is paid or due and payable, then, upon notice to Seller from Purchaser or Alliance, Seller shall immediately, but in any event no later than three (3) days after delivery of such notice, pay to Alliance, in cash, an amount equal to one-half of any such cash severance payment. If, at any time after the date hereof and prior to the Closing, Alliance is relieved of the severance obligations set forth in the Ibarguen Agreement by reason of Alliance or Purchaser entering into a Management Agreement with Anthony A. Ibarguen or otherwise, then the Purchase Price shall be reduced by one hundred thousand dollars ($100,000) (the “Severance Offset”).

     6.15 Management Agreements. Prior to the Closing, Seller shall use its commercially reasonable efforts to cooperate with Purchaser in causing each of the key managers and employees (as identified by Purchaser) at each Majority-Owned Company to be subject to or enter into Management Agreements; provided, however, that, except as provided in Section 6.14, Seller shall have no obligation to make any accommodations, financial or otherwise, to any party in connection with Purchaser’s efforts to obtain Management Agreements.
     6.16 Drag-Along. Seller shall cause, through exercise of drag-along rights or otherwise, Messrs. Gerth, Napoli and Rader (the “Alliance Stockholders”) to sell their interests in Alliance to Purchaser in connection with the Closing of the transactions contemplated by this Agreement. For the avoidance of doubt, Purchaser shall pay all required consideration to such stockholders in connection with such purchase, and all such amounts paid shall be in addition to the Purchase Price.
     6.17 Capital Call. Not less than ten (10) Business Days prior to the anticipated Closing Date but in no event later than April 16, 2008, Saints Capital Dakota LLC, the general partner of Purchaser, shall issue a capital call notice pursuant to the Limited Partnership Agreement of Purchaser for capital (in addition to any then-committed debt financing) sufficient to pay the Purchase Price at the Closing. If Seller terminates this Agreement pursuant to Section 8.2 due to the breach of this Agreement by Purchaser or its Affiliates, Saints Capital Dakota LLC shall pay the $5,000,000 termination fee set forth in Section 8.3(b).
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Purchaser’s Conditions. The obligations of Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction of the following conditions (unless waived by Purchaser):
          (a) Performance of this Agreement. All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by Seller on or before the Closing Date with respect to such Investment Interests shall have been so performed or complied with in all material respects.
          (b) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in Article III and Article IV of this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to an earlier or specific time, in which case they shall be true and correct in all material respects as of such time.
          (c) Required Approvals. All approvals set forth on Exhibit H in form and substance reasonably satisfactory to Purchaser (the “Required Approvals”) shall have been received and shall remain in full force and effect.

          (d) VCOC Compliance. Immediately upon the Closing, Purchaser shall qualify as a VCOC.
          (e) Governmental Authorizations; Legality. All consents, approvals, authorizations and orders of any Governmental Entity as are necessary in connection with the transfer of the Investment Interests to Purchaser at the Closing shall have been obtained, and all applicable waiting periods specified under the Hart-Scott Act (if any) with respect to the transactions to be consummated at the Closing shall have lapsed or been terminated. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of the transactions contemplated by this Agreement illegal.
          (f) Portfolio Proceeds, Portfolio Investment and Bonus Payments. Seller shall have delivered a certificate to Purchaser specifying in reasonable detail the aggregate amount of Portfolio Proceeds paid, Portfolio Investments made, investments made pursuant to Section 6.11, and any Transaction Bonus payments made after the date of this Agreement through the Closing Date.
          (g) Investment Interests. All applicable ROFR Rights and Co-Sale Rights for each Investment Interest shall have lapsed unexercised or shall have been exercised or waived by all parties having such rights. Seller shall have executed and delivered to Purchaser, such instruments of sale, transfer, conveyance, assumption or assignment, including amendments to any Operative Documents, duly executed by Seller, as reasonably requested by Purchaser, and as are reasonably necessary in order to transfer the Investment Interests.
          (h) Certificate. Seller shall have delivered or made available to Purchaser a duly executed certificate stating the conditions specified in this Section 7.1 have been fulfilled.
          (i) Opinion of Counsel to Seller. Purchaser shall have received from legal counsel to Seller an opinion addressed to it, dated as of the Closing Date, in substantially the form of Exhibit I hereto.
          (j) Escrow Agreement; Security Agreement, Bonus Side Letter. Seller shall have duly executed and delivered (i) the Escrow Agreement to Purchaser and the Escrow Agent, (ii) the Security Agreement to Purchaser, and (iii) the Bonus Side Letter to Purchaser.
     7.2 Seller’s Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction of the following conditions (unless waived by Seller):
          (a) Performance of this Agreement. All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by Purchaser on or before the Closing Date shall have been so performed or complied with in all material respects.

          (b) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article V of this Agreement shall be true and correct, in each case as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to an earlier or specific time, in which case they shall be true and correct as of such time.
          (c) Governmental Authorizations; Legality. All consents, approvals, authorizations and orders of any Governmental Entity as are necessary in connection with the transfer Investment Interests to Purchaser at the Closing shall have been obtained and all applicable waiting periods specified under the Hart-Scott Act (if any) with respect to the transactions to be consummated at the Closing shall have lapsed or been terminated. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of the transactions contemplated by this Agreement illegal.
          (d) Investment Interests. All applicable ROFR Rights and Co-Sale Rights for each Investment Interest shall have been exercised or waived by all parties having such rights. Purchaser shall have executed and delivered to Seller such instruments of sale, transfer, conveyance, assumption or assignment, including amendments to any Operative Documents, duly executed by Purchaser, as reasonably requested by Seller and as are reasonably necessary in order to transfer the Investment Interests.
          (e) Escrow Agreement; Security Agreement; Bonus Side Letter. Purchaser shall have duly executed and delivered (i) the Escrow Agreement to Seller and the Escrow Agent, (ii) the Security Agreement to Seller, and (iii) the Bonus Side Letter to Seller.
          (f) Certificate. Purchaser shall have delivered or made available to Seller a duly executed certificate stating the conditions specified in this Section 7.2 have been fulfilled.
ARTICLE VIII
TERMINATION
     8.1 By Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned for any reason at any time prior to the Closing Date by written agreement of Purchaser and Seller.
     8.2 By Purchaser or Seller. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned by Purchase or Seller upon notice to the other party hereto if the Closing has not occurred on or before April 30, 2008; provided, that, that the right to terminate this Agreement hereunder shall not be available to any party whose breach or failure to fulfill any such party’s obligations under this Agreement has been the primary cause of the Closing not occurring on or prior to such date. Additionally, Seller shall have the option to extend the date by which the Closing shall occur set forth in this Section 8.2 by an additional sixty (60) days upon notice to Purchaser, provided, that all of the conditions to Closing set forth in Section 7.2 other than subsection (c) and the first sentence of subsection (d) thereof have been satisfied, and Seller has a reasonable expectation of satisfying the requirements of subsection (c) and subsection (d) by such date, and provided, further, that the provisions hereof regarding Portfolio Investments and Portfolio Proceeds shall remain applicable during such extension period.
     8.3 Expenses Upon Termination
          (a) If this Agreement is validly terminated pursuant to Sections 8.1 or Section 8.2, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective partners, members, officers, directors, employees, agents or other representatives or affiliates), except that Seller, on the one hand, and Purchaser, on the other hand, will remain liable to the other for any willful breach of this Agreement or as provided in Section 8.3(b).
          (b) If this Agreement is terminated by either party (the “Terminating Party”) pursuant to Section 8.2 due to the breach of this Agreement by the other party hereto (the “Non-Terminating Party”) or the failure of the Non-Terminating Party to fulfill its obligations under this Agreement, and the Terminating Party is not in breach of this Agreement and has fulfilled all of the Terminating Party’s obligations under this Agreement, then the Non-Terminating Party shall pay to the Terminating Party, in cash within five (5) Business Days of notice to the Non-Terminating Party of such termination, a nonrefundable fee equal to five million dollars ($5,000,000), as liquidated damages and not as a penalty.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival
          (a) All representations and warranties contained in this Agreement (other than those in Sections 3.1, 3.2, 3.4(b)(i), 3.5, 3.11, 4.1, 4.3, 4.13 and 4.15) or in any Schedule, Exhibit or certificate required to be delivered pursuant to this Agreement shall survive until and including April 30, 2009. The representations and warranties of Seller contained in Sections 4.13 and 4.15 shall survive until 30 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.4(b)(i), 3.5, 3.11, 4.1 and 4.3 shall survive indefinitely.
          (b) The covenants and agreements which by their terms do not contemplate performance after the Closings shall terminate as of the completion of the Closings. The covenants and agreements which by their terms contemplate performance after the completion of the Closings shall survive the Closings in accordance with their terms until 30 days following the expiration of any applicable statute of limitations; provided that any such covenant or agreement which expires on a date certain shall survive until such date certain.

          (c) The period for which a representation or warranty, covenant or agreement survives the completion of the Closings is referred to herein as the “Applicable Survival Period.”
     9.2 Indemnification by Seller
          (a) Subject to the limitations set forth herein, Seller hereby agrees with respect to Investment Interests transferred by Seller, to defend, indemnify and hold harmless Purchaser and its affiliates, partners, members, officers, directors, employees, agents, successors and assigns (“Purchaser Indemnitees”) from and against any claim, damage, liability, loss, cost or expense (including reasonable attorneys’ fees) (collectively, “Losses”) caused by, resulting from, related to, or arising out of (i) any material failure by Seller to perform its covenants or obligations as set forth in this Agreement, the Escrow Agreement or in any other certificate or instrument delivered pursuant to this Agreement; (ii) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document or certificate required to be delivered at a Closing by Seller pursuant to this Agreement; (iii) any taxes, fees or other governmental charges attributable to the ownership or sale by Seller of any Investment Interest, including any Transfer Taxes; (iv) any claim by any Person with whom Seller has, directly or indirectly, dealt for any finder’s or broker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement; and (v) any and all actions, suits, litigations, arbitrations, proceedings, investigations, claims or liabilities brought by a Purchaser Indemnitee to enforce the provisions of this Section 9.2(a). For clarity, the parties hereby acknowledge and agree that following the Closing, any Losses to any Company caused by, resulting from, related to, or arising out of the foregoing clauses (i) through (iv) shall be considered Losses to Purchaser for purposes of this Article IX.
          (b) Seller shall not be liable for any Loss or Losses pursuant to Section 9.2(a), (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, and (ii) unless and until the aggregate amount of all Losses incurred by Purchaser exceeds two hundred fifty thousand dollars ($250,000) (the “Deductible”), and then only to the extent that the amount of such Losses exceeds the Deductible.
          (c) Seller’s aggregate liability to all Purchaser Indemnitees under this Article IX shall in no event exceed the Escrow Reserve; except for Seller’s liability to Purchaser Indemnitees under this Article IX for breaches of Seller’s representations and warranties in Sections 3.4, 3.5, 3.12 and 4.3. Seller’s aggregate liability to all Purchaser Indemnitees under this Agreement shall in no event exceed the Purchase Price.
          (d) In addition to the limitations set forth in Sections 9.2(b) and (c), Seller shall not be obligated to indemnify Purchaser Indemnitees with respect to (i) any covenant or condition waived by Purchaser in writing on or prior to any Closing, or (ii) any indirect, special, incidental, consequential or punitive damages claimed by Purchaser resulting from Seller’s breach of any representation or warranty, covenant or agreement (except to the extent that Purchaser’s loss is indemnifiable hereunder and is in the form of a liability of Purchaser or any Company to pay a third party special, incidental, consequential or punitive damages).
          (e) In addition to the indemnification obligations of Seller set forth in Section 9.2(a), Seller shall indemnify the Purchaser Indemnitees against any Losses caused by,

resulting from, related to, or arising out of claims by current or former employees, directors, officers or shareholders of any Company with respect to: (i) the fairness to such Persons of the transactions contemplated hereby, (ii) the violation of such person’s rights under any Contract, Operative Document or any Charter Document of any Company as a result of the transactions contemplated hereby; or (iii) the adequacy or sufficiency of the payment received or to be received by such persons in connection with or as a result of the transactions contemplated hereby. The indemnification obligations of Seller pursuant to this Section 9.2(e) shall not be subject to the limitations set forth in Section 9.2(d) and the first sentence of Section 9.2(c).
     9.3 Indemnification by Purchaser.
          (a) Subject to the limitations set forth herein, Purchaser hereby agrees to defend, indemnify and hold harmless Seller and its affiliates, partners, members, officers, directors, employees, agents, successors and assigns (“Seller Indemnitees") from and against any Losses occasioned or caused by, resulting from, related to, or arising out of (i) any material failure by Purchaser to perform its covenants or obligations as set forth in this Agreement or in any other certificate or instrument delivered by Purchaser pursuant to this Agreement; (ii) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or any document or instrument delivered pursuant to this Agreement; (iii) any claim by any Person with whom Purchaser has, directly or indirectly, dealt for any finder’s or broker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement; (iv) Seller’s obligations under the Lease Guaranty (arising from events occurring after the Closing) that arise on or prior to April 30, 2009, as such date may be extended by Seller pursuant to Section 6.10(d); and (v) any and all actions, suits, litigations, arbitrations, proceedings, investigations, claims or liabilities brought by a Seller Indemnitee to enforce the provisions of this Section 9.3(a).
          (b) Purchaser shall not be liable for any Loss or Losses (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, and (ii) unless and until the aggregate amount of all Losses incurred by Seller pursuant to Section 9.3(a) exceeds two hundred fifty thousand dollars ($250,000), and then only to the extent that the amount of such Losses exceeds such amount.
          (c) Purchaser’s aggregate liability to all Seller Indemnitees under this Article IX shall in no event exceed ten million dollars ($10,000,000).
          (d) In addition to the limitations set forth in Sections 9.3(b) and (c), Purchaser shall not be obligated to indemnify any Seller Indemnitee with respect to (i) any covenant or condition waived by Purchaser on or prior to any Closing, or (ii) any indirect, special, incidental, consequential or punitive damages claimed by a Seller Indemnitee resulting from Purchaser’s breach of any representation or warranty, covenant or agreement (except to the extent that Seller’s loss results from Seller becoming liable to a third party for any special, incidental, consequential or punitive damages).
          (e) In addition to the indemnification obligations of Purchaser set forth in Section 9.3(a), Purchaser shall indemnify Seller Indemnitees against any Losses caused by, resulting from, related to, or arising out of claims by current or former employees, directors, officers or stockholders of any Majority-Owned Company with respect to the adequacy or sufficiency of any Retention Bonus payment received or to be received by such persons in connection with or following the consummation of the transactions contemplated hereby. The indemnification obligations of Purchaser pursuant to this Section 9.3(e) shall not be subject to the limitations set forth in Section 9.3(d) and Section 9.3(c).
     9.4 Indemnification Procedure. Each party hereto which may request indemnification under this Agreement agrees to give the party from which it may request indemnification prompt notice of any event, or any written claim by a third party, of which it obtains knowledge, which could give rise to any damage, liability, loss, cost or expense as to which it may request indemnification under this Agreement, but the failure to give such prompt notice shall not affect such party’s rights hereunder except to the extent the other party was materially and adversely prejudiced thereby. In connection with any such third-party claim against a party hereto, if the party shall have acknowledged in writing its obligation to indemnify in respect of indemnifying such claim, the indemnifying party may select counsel to direct the defense of such third party claim, which counsel shall be reasonably satisfactory to the indemnified party, and the indemnified party, at the expense of the indemnifying party, shall cooperate with the indemnifying party in determining the validity of any such claim and in the defense thereof. The indemnifying party shall arrange for such counsel to inform the indemnified party on a regular basis of the status of such case. The indemnified party may, at its expense, participate in the defense of such third-party claim. The indemnified party shall have the right to employ one counsel to represent the indemnified party if, in the reasonable judgment of the indemnified party, a conflict of interest exists between the indemnified party and the indemnifying party with respect to such third-party claim, and in such event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party; provided, however, that such counsel shall represent the indemnified party only with respect to such matters as to which, in the reasonable judgment of the indemnified party, such conflict of interest exists. The indemnifying party shall not settle any such claim without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) if any relief, other than the payment of money damages, would be granted by such settlement or if such settlement does not include the unconditional release of the indemnified party. The indemnified party shall not settle any such claim without the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).
     9.5 Exclusive Remedy; Treatment of Indemnification. The parties acknowledge and agree that, except for claims based on or causes arising from fraud or willful breach or misconduct, should the Closing occur, the parties’ sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Shares, the Companies and their subsidiaries and their respective assets and liabilities, or the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

ARTICLE X
MISCELLANEOUS
     10.1 Expenses. Except as specifically provided herein, in the Escrow Agreement, or in the Security Agreement, Purchaser and Seller shall pay all of their own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.
     10.2 Specific Performance. Purchaser and Saints Capital Dakota, LLC, on the one hand, and Seller, on the other hand, hereby acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this Agreement by the other. In such event each agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     10.3 Severability. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.
     10.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given and received when delivered in person, when received by facsimile transmission, or one day after duly sent by overnight courier, addressed as follows (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser to:	with a copy to:

	Saints Capital Dakota, L.P.	Pillsbury Winthrop Shaw Pittman LLP
	475 Sansome Street, Suite 1850	50 Fremont Street
	San Francisco, CA 94111	San Francisco, CA 94105
	Attention: Kenneth B. Sawyer	Attention: Thomas Klaus Gump
	Facsimile: (415) 835-5970	Facsimile: (415) 983-1200

(b)	if to Seller to:	with a copy to:

	Safeguard Scientifics, Inc.	Morgan, Lewis & Bockius LLP
	435 Devon Park Drive	1701 Market Street
	Building 800	Philadelphia, PA 19103
	Wayne, PA 19087	Attention: Richard B. Aldridge
	Attention: Brian J. Sisko	Facsimile: (215) 963-5001
Facsimile: (610) 482-9105
     10.5 No Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party and any attempt to do so is null and void. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Agreement and its successors and permitted assigns.
     10.6 Entire Agreement. This Agreement (including the Exhibits and schedules hereto), the Escrow Agreement, the Bonus Side Letter and the letter agreement by and between the parties dated as of August 23, 2007, concerning confidential information and related matters, supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby and constitute the entire agreement of the parties with respect to the subject matter hereof.
     10.7 Amendment and Waiver. Except as specifically provided herein, this Agreement may be amended or supplemented only by a writing signed by Purchaser and Seller specifically referring to this Agreement; provided, however, that with respect to any particular Investment Interest, Purchaser and Seller may by mutual written consent modify the transaction contemplated by this Agreement in respect of such Investment Interest. No term of this Agreement, nor performance thereof or compliance therewith, may be waived except by a writing signed by the party charged with giving such waiver.
     10.8 Interpretation. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.
     10.9 Headings and Captions. The headings and captions in this Agreement are for reference purposes only and shall not affect the construction or interpretation of any provision of this Agreement.
     10.10 Counterparts. This Agreement maybe executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

     10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.
     10.12 Third-Party Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.
[remainder of this page intentionally left blank — signature page follows]

     In Witness Whereof, Seller and Purchaser have caused this Agreement to be duly executed and delivered as of the date first above written.

SELLER:

SAFEGUARD SCIENTIFICS, INC.

By: /s/ Brian J. Sisko
Name:	Brian J. Sisko
Title:	Senior Vice President and General Counsel

PURCHASER:

SAINTS CAPITAL DAKOTA, L.P.

By: Saints Capital Dakota, LLC Its: General Partner

By: /s	/ Kenneth B. Sawyer
Name: Kenneth B. Sawyer
Title: Managing Director
     The undersigned has caused this Agreement to be duly executed and delivered as of the date first above written solely for the purposes of agreeing to its obligations pursuant to Section 6.13 and Section 6.17 hereof.

SAINTS CAPITAL DAKOTA, LLC

By: /s/ Kenneth B. Sawyer
Name:	Kenneth B. Sawyer
Title:	Managing Director

EXHIBITS AND SCHEDULES:
Pursuant to the rules of the U.S. Securities and Exchange Commission, the schedules and similar attachments to the Agreement have not been filed herewith. The Seller agrees to furnish supplementally a copy of any of the following omitted schedules or attachments to the U.S. Securities and Exchange Commission upon request:

Exhibit A	Investment Interests and Ownership Information
Exhibit B	Operative Documents
Exhibit C	Form of Escrow Agreement
Exhibit D	Disclosure Schedule
Exhibit E	Approvals
Exhibit F	Form of Security Agreement
Exhibit G	Form of Management Rights Letter
Exhibit H	Required Approvals
Exhibit I	Form of Seller’s Counsel’s Opinion
Exhibit J	Form of Bonus Side Letter
Schedule 6.6	Allocation Schedule
Schedule 6.9	Credit Support Obligations